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                                  Exhibit 3.1
                  Articles of Incorporation of BioLynx, Inc.
                            Filed December 2, 1998
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                                                                     Exhibit 3.1

                           ARTICLES OF INCORPORATION

                                      OF

                                 BIOLYNX, INC.

                                  ARTICLE ONE
                                  -----------

     The name of the Corporation is BioLynx, Inc.

                                  ARTICLE TWO
                                  -----------

     The period of its duration is perpetual.

                                 ARTICLE THREE
                                 -------------

     The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                 ARTICLE FOUR
                                 ------------

     The aggregate number of shares which the Corporation shall have the authority to issue is 1,000,000 with no par value.

                                 ARTICLE FIVE
                                 ------------

     No holder of any shares of any class of stock of the Corporation shall, as such holder, have any preemptive or preferential right to receive, purchase or subscribe to (1) any unissued or treasury shares of any class of stock (whether now or hereafter authorized) of the Corporation, (2) any obligations, evidences of indebtedness, or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to, any such unissued or treasury shares, (3) any right of subscription to or to receive, or any warrant or option for the purchase of, any of the foregoing securities, (4) any other securities that may be issued or sold by the Corporation, other than such (if any) as the Board of Directors of the Corporation, in its sole and absolute discretion, may determine from time to time.

                                  ARTICLE SIX
                                  -----------

     The Corporation will not commence business until it has received for the issuance of shares consideration of the value of ONE THOUSAND DOLLARS ($1,000.00), consisting of money, labor done or property actually received.

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                                 ARTICLE SEVEN
                                 -------------

     The street address of its initial registered office is 601 N.W. Loop 410, Suite 240, San Antonio, Texas 78216 and the name of its initial registered agent at such address is Ronald F. Ederer.

                                 ARTICLE EIGHT
                                 -------------

     The number of directors constituting the initial Board of Directors is two
(2) and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

          John D. Walker, II            6391 DeZavala, Suite 221
                                        San Antonio, Texas 78249

          Ronald F. Ederer              601 N.W. Loop 410, Suite 240
                                        San Antonio, Texas 78216

                                 ARTICLE NINE
                                 ------------

     Pursuant to Article 2.01-1, Texas Business Corporation Act, the liability of members of the Board of Directors shall be limited and the number of the Board of Directors, officers and Employees shall be indemnified as follows:

          (a) No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided that this provision shall not eliminate or limit the liability of a Director (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Article 2.41 of the Business Corporation Act of the State of Texas, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Business Corporation Act of the State of Texas is amended after approval by the stockholders of this paragraph (a) to authorize corporate action further limiting or eliminating the personal liability of Directors, then the liability of a Director shall be limited or eliminated to the fullest extent permitted by the Business Corporation Act of the State of Texas, as so amended. No amendment or repeal of this paragraph (a) shall apply to or have any effect on the liability or alleged liability of any Director or the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

          (b) The corporation shall, to the fullest extent permitted by Texas law, as in effect from time to time, indemnify all persons who are or were Directors, Officers and Employees of the Corporation or any wholly owned subsidiary, and all such Directors, Officers, and Employees who, at the request of the Corporation, are or were at any time serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity. The corporation may also indemnify all other persons to the fullest extent permitted by Texas Law.

          (c) The Corporation shall, to the full extent permitted by the business Corporation Act of the State of Texas, as amended from time to time, indemnify all persons whom the Corporation may indemnify pursuant thereto.

                                 ARTICLE TEN
                                 -----------

     The name and address of the incorporator of the Corporation is:

          Ronald F. Ederer              601 N.W. Loop 410, Suite 240
                                        San Antonio, Texas 78216

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                                ARTICLE ELEVEN
                                --------------

     The shareholders of the corporation shall not be entitled to cumulate their votes in the election of directors.

     IN WITNESS WHEREOF, I have hereunto set my hand this the 1/st/ day of December, 1998.



                                /s/ Ronald Ederer
                               ---------------------------------------
                               Ronald F. Ederer


STATE OF TEXAS      (S)
                    (S)
COUNTY OF BEXAR     (S)

     I, Teresa Cruz, a Notary Public in and for Bexar County, Texas, do hereby certify that on this the 1st day of December, 1998, personally appeared before me Ronald F. Ederer who being by me first duly sworn, declared that he is the person who signed the foregoing document as incorporator and that the statements therein contained are true and correct.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal on the day and year first written above.



                                /s/ Teresa Cruz
                               ---------------------------------------
                               Notary Public, State of Texas
                               My Commission expires: 8-11-2001
                                                     -----------------

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